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                                                                   EXHIBIT 23.5

                           CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement on Form S-3 of Mack-Cali Realty Corporation and Mack-Cali Realty, L.P. for the registration of $2,000,000,000 of Preferred Stock, Depositary Shares and Debt Securities and to the incorporation by reference therein of our report dated March 19, 1997, except for Note 9, for which the date is October 2, 1997, with respect to the Combined Financial Statements of the Patriot American Office Group included in the Proxy Statement of Cali Realty Corporation dated November 10, 1997, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
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ERNST & YOUNG LLP

Dallas, Texas
August 18, 1998